Exhibit 10.8
                                 AMENDMENT TO
                            COMPENSATION AGREEMENTS




Edward Lowenthal
Wellsford Residential Property Trust
610 Fifth Avenue
New York, New York  10020

Dear Sir:

          Reference is made to (A) the following documents between you and Wellsford Residential Property Trust (the "Company"): (i) Employment Agreement (the "Employment Agreement"), dated as of January 1, 1996, (ii) Restricted Share Grant Letter Agreement, dated as of December 6, 1993, (iii) Share Option Agreement, dated as of December 6, 1993, with respect to 42,418 Common Shares of Beneficial Interest, $.01 par value per share, of the Company (the "Shares"), as amended by letter agreement, dated as of December 11, 1995,
(iv) Share Option Agreement, dated as of December 12, 1994, with respect to 10,558 Shares, as amended by letter agreement, dated as of December 11, 1995,
(v) Share Option Agreement, dated as of December 12, 1994, with respect to 51,942 Shares, as amended by letter agreement, dated as of December 11, 1995,
(vi) Share Option Agreement, dated as of December 11, 1995, with respect to 8,888 Shares, (vii) Share Option Agreement, dated as of December 11, 1995, with respect to 16,112 Shares, and (viii) Change in Control Share Grant Letter Agreement, dated as of December 11, 1995, and (B) the following Term Notes executed by you in favor of the Company: (i) Term Note, dated as of December 6, 1993, in the principal amount of $500,000 and (ii) Term Note, dated as of December 12, 1994, in the principal amount of $1,210,938 (the documents listed in clauses (A) and (B) are collectively referred to herein as the "Documents").

          1. Amendment to Employment Agreement. Section 11 of the Employment Agreement is hereby amended by (i) adding a closed parenthesis on the sixth line thereof after the word "terminated" and before the word "in" and
(ii) deleting the word "cost" at the beginning of the thirteenth line thereof and substituting therefor the word "cash".

          2. Amendments to all Documents. Notwithstanding any other definitions therefor set forth therein, each of the Documents, including the Employment Agreement, is hereby amended to provide that a "change in control" of the Company and a "change of control" of the Company shall be deemed to occur if:

            (i) there shall have occurred a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as in effect on the date hereof, whether or not the Company is then subject to such reporting requirement, provided, however, that there shall not be deemed to be a "change in control" of the Company if immediately prior to the occurrence of what would otherwise be a "change in control" of the Company (a) the Executive is the other party to the transaction (a "Control Event") that would otherwise result in a "change in control" of the Company or (b) the Executive is an executive officer, trustee, director or more than 5% equity holder of the other party to the Control Event or of any entity, directly or indirectly, controlling such other party,

           (ii) the Company merges or consolidates with, or sells all or substantially all of its assets to, another company (each, a "Transaction"), provided, however, that a Transaction shall not be deemed to result in a "change in control" of the Company if (a) immediately prior thereto the circumstances in (i)(a) or (i)(b) above exist, or (b) (1) the shareholders of the Company, immediately before such Transaction own, directly or indirectly, immediately following such Transaction in excess of fifty percent (50%) of the combined voting power of the outstanding voting securities of the corporation or other entity resulting from such Transaction (the "Surviving Corporation") in substantially the same proportion as their ownership of the voting securities of the Company immediately before such Transaction and (2) the individuals who were members of the Company's Board of Trustees immediately prior to the execution of the agreement providing for such Transaction constitute at least a majority of the members of the board of directors or the board of trustees, as the case may be, of the Surviving Corporation, or of a corporation or other entity beneficially directly or indirectly owning a majority of the outstanding voting securities of the Surviving Corporation, or

          (iii) the Company acquires assets of another company or a subsidiary of the Company merges or consolidates with another company (each, an "Other Transaction") and (a) the shareholders of the Company, immediately before such Other Transaction own, directly or indirectly, immediately following such Other Transaction 50% or less of the combined voting power of the outstanding voting securities of the corporation or other entity resulting from such Other Transaction (the "Other Surviving Corporation") in substantially the same proportion as their ownership of the voting securities of the Company immediately before such Other Transaction or (b) the individuals who were members of the Company's Board of Trustees immediately prior to the execution of the agreement providing for such Other Transaction constitute less than a majority of the members of the board of directors or the board of trustees, as the case may be, of the Other Surviving Corporation, or of a corporation or other entity beneficially directly or indirectly owning a majority of the outstanding voting securities of the Other Surviving Corporation, provided, however, that an Other Transaction shall not be deemed to result in a "change in control" of the Company if immediately prior thereto the circumstances in (i)(a) or (i)(b) above exist.

          Except as explicitly provided for herein, the Documents shall remain in full force and effect in all respects.

          This letter agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to New York's conflicts of law principles.

          This letter agreement and all documents, agreements, understandings and arrangements relating to this letter agreement have been executed by the undersigned in his/her capacity as an officer or trustee of the Company which has been formed as a Maryland real estate investment trust pursuant to a Declaration of Trust of the Company dated as of July 20, 1992, as amended, and not individually, and neither the trustees, officers or shareholders of the Company shall be bound or have any personal liability hereunder or thereunder. You shall look solely to the assets of the Company for satisfaction of any liability of the Company in respect of this letter agreement and all documents, agreements, understandings and arrangements relating to this letter agreement and will not seek recourse or commence any action against any of the trustees, officers or shareholders of the Company or any of their personal assets for the performance or payment of any obligation hereunder or thereunder. The foregoing shall also apply to any future documents, agreements, understandings, arrangements and transactions between the parties hereto.

Dated as of September 16, 1996


                         WELLSFORD RESIDENTIAL PROPERTY TRUST



                         By:/s/ Jeffrey H. Lynford
                            ---------------------------
                            Name:  Jeffrey H. Lynford
                            Title:  Chairman of the Board

AGREED TO AND ACCEPTED:


/s/ Edward Lowenthal
---------------------
Edward Lowenthal